LEASE ADDENDUM ONE

Second Addendum to Lease Agreement dated December 1, 2003, by and between DAHA INVESTMENTS, as Lessor, and NORTH VALLEY BANK, as Lessee.

Lessor and Lessee hereby agree to incorporate into the Lease the following modifications, deletions, or additions.

1. Additional Square Footage. Lessor and Lessee agree that the Lease shall now include adjacent space (currently used as a hardware store). Additional space shall include at least 1500 square feet. Additional square footage is permitted up to 2500 square feet. If more than 2500 square feet is requested then Lessee will take the entire space of approximately 4000 square feet. Base rent for the additional space will be calculated at $1.17 per square foot.

2. Drive-Thru Stall. Lessor and Lessee agree additional drive-thru stall is permitted adjacent to current stall if approved by the local Planning Department. The base rate is $120 per month.

3. Free Rent. Lessor and Lessee agree that rent for the additional space shall begin no sooner than May l, 2004. Rent due at that time shall be no less than the lease for the minimum square footage of 1500 square feet. Proportionate upward adjustment will be made upon construction completion if more space is occupied.

4. Periodic Cost-of-Living Adjustment. The base monthly rent provided for in Paragraph 1.5 shall be subject to adjustment at the commencement of the second year of the term and each year thereafter ("the adjustment date") including any option periods as follows:

      The base for computing the adjustment is the Consumer Price Index (all Urban Consumers) for San Francisco-Oakland-San Jose CMSA published by the United States Department of Labor, Bureau of Labor Statistics ("Index") which is published for the date nearest the date of the commencement of the term ("Beginning Index"). If the Index published nearest the adjustment date ("Extension Index") has increased over the Beginning Index, the monthly rent for the following year (until the next rent adjustment) shall be set by multiplying the monthly rent set forth in Paragraph 5 by a fraction, the numerator of which is the Extension Index and the denominator of which is the Beginning Index. On adjustment of the monthly rent as provided in this Lease, the parties shall immediately execute an amendment to the Lease stating the new monthly rent.

      If the Index is changed so that the base year differs from that used as of the date immediately preceding the month in which the term commences, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or revised

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      during the term, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

5. Build Out. Lessor and Lessee agree that all costs of plans and construction shall be the responsibility of the Lessee. Lessor to approve plans prior to build out, which will not be unreasonably withheld. Lessee must have Planning Department permits for all work performed.

6. Management Fees. Lessor and Lessee agree that the annual common area management fee shall be no more than ten percent (10%) of the annual common area maintenance charges. Property management fee will not be more than four percent (4%) of rent

7. Late Fees. Lessor and Lessee agree that rent is due on the first of each month and considered late if received after the tenth of any month. In addition to late fees assessed to late payments, a forty-five dollar ($45.00) fee will be assessed for returned checks.

8. Common Area Maintenance. Lessor and Lessee agree to prorate CAM and management fees for leased area will be adjusted to final square footage occupied.

9. Extended Term. If Tenant (i) performs all of its covenants and obligations under the Lease and is not in default under any of the terms of the Lease, (ii) otherwise complies with the provisions hereof, then Tenant shall have the option to extend the Lease Term for two (2) additional, consecutive term of five (5) years ("Extended Term") under the same terms and conditions of the Lease, except for the Minimum Annual Rent and this right of extension. Tenant may exercise said option by giving notice thereof (the "Option Notice") to Landlord not more than one (1) year nor less than six (6) months prior to the Expiration Date. The Extended Term shall commence on the day immediately succeeding the Expiration Date and shall end at midnight on the day immediately preceding the fifth (5th) anniversary of the first day of the Extended Term. If Tenant is in default on the date the Extended Term is to commence, the Extended Term shall not commence and Tenant shall have no right to extend the Lease beyond the Expiration Date.

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Lessor and Lessee agree that all other statements in the original Lease dated
December 1, 2003, and Lease Addendum One shall remain in full force and effect.

Dated: December 12, 2003


LANDLORD:                                       TENANT:

/s/ Victor Szanto                          /s/ North Valley Bank
--------------------------------------    --------------------------------------
Victor Szanto                             North Valley Bank

/s/ Daha Investments                       /s/ Jack Richter
--------------------------------------    --------------------------------------
Daha Investments                          Jack Richter


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